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                                                                  Exhibit 10.61


                         RESTATED SECURED REVOLVING LINE
                               OF CREDIT AGREEMENT



        THIS AGREEMENT, made as of the 29th day of April, 1998, by and between FLEET NATIONAL BANK (formerly known as NORSTAR BANK OF UPSTATE NY), a national banking association organized and existing under the laws of the United States of America, and having its principal banking house located at 69 State Street, Albany, New York 12201 (herein called the "Bank") and DECORA, INCORPORATED, a Delaware corporation duly authorized to do business in the State of New York as DECORA MANUFACTURING and having its principal place of business at 1 Mill Street, Fort Edward, New York 12828 (herein called the "Borrower").

                              W I T N E S S E T H:

        WHEREAS, the Borrower and the Bank entered into a Secured Revolving Line of Credit Agreement on April 18, 1990 (the "Secured Revolving Line of Credit Agreement") pursuant to the terms and conditions of which the Bank agreed, from time to time, up to and including July 31, 1992, to make loans to the Borrower in such amount or amounts as the Bank would determine, but not to exceed $5,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced on Borrower's Promissory ("GRID") Note executed and delivered by the Borrower on April 18, 1990; and

        WHEREAS, the Borrower and the Bank entered into an Amendment to Secured Revolving Line of Credit Agreement effective and dated as at July 31, 1992 (the "First Amendment"), pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month-to-month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine, but not to exceed $5,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Promissory ("GRID") Note dated July 31, 1992, which Note substituted the Promissory ("GRID") Note dated April 18, 1990; and

        WHEREAS, the Borrower and the Bank entered into a Second Amendment to Secured Revolving Line of Credit Agreement effective and dated as of the 29th day of July, 1993 (the "Second Amendment"), pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month to month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine but not to exceed $5,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Promissory ("Grid") Note dated July 29, 1993, which Note substituted the Promissory ("Grid") Note dated July 31, 1992; and

        WHEREAS, the Borrower and the Bank entered into a Third Amendment to Secured Revolving Line of Credit Agreement effective and dated as of the 19th day of July, 1994 (the


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"Third Amendment") pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month to month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine not to exceed $6,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Promissory ("GRID") Note dated as at the 19th day of July, 1994, which Note substituted the Promissory ("GRID") Note dated July 29, 1993; and

        WHEREAS, the Borrower and the Bank entered into a Fourth Amendment to Secured Revolving Line of Credit Agreement effective and dated as of the 13th day of August, 1996 (the "Fourth Amendment") pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month to month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine not to exceed $6,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Restated Promissory ("GRID") Note dated as at the 13th day of August, 1996, which Note substituted the Promissory ("GRID") Note dated July 19, 1994; and

        WHEREAS, the Borrower and the Bank entered into a Fifth Amendment to Secured Revolving Line of Credit Agreement effective and dated as of the 27th day of March, 1997 (the "Fifth Amendment") pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month to month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine not to exceed $6,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Restated Promissory ("GRID") Note dated as at the 13th day of August, 1996; and

        WHEREAS, the Borrower and the Bank entered into a Sixth Amendment to Secured Revolving Line of Credit Agreement effective and dated as of the 26th day of September, 1997 (the "Sixth Amendment") pursuant to the terms and conditions of which the Bank agreed, from time to time, on a month to month basis, to make loans to the Borrower in such amount or amounts as the Bank would determine not to exceed $6,000,000.00 outstanding in the aggregate at any one time, with all borrowings evidenced by Borrower's Restated Promissory ("GRID") Note dated as at the 13th day of August, 1996; and

        WHEREAS, the Borrower has requested that the Bank increase the availability under the Secured Revolving Line of Credit Agreement to an amount not to exceed $15,000,000.00 and that the Bank further extend the time for making loans under the Secured Revolving Line of Credit Agreement until April 30, 2001 and make certain further changes to the Secured Revolving Line of Credit Agreement, and the Bank is willing to do so, but only pursuant to the terms of this Restated Secured Revolving Line of Credit Agreement.

        NOW, THEREFORE, in consideration of the Bank agreeing to increase the availability under the Secured Revolving Line of Credit, to extend the time to make loans and to make further amendments under the Secured Revolving Line of Credit Agreement as previously

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amended by the terms of the First Amendment, the Second Amendment, the Third
Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed on the part of the Borrower with the Bank that the Secured Revolving Line of Credit Agreement together with all amendments thereto is hereby restated in full as follows:

I. Definitions. The following definitions shall apply to this agreement:

        (a) "Acceptable Accounts Receivable" - eighty five percent (85%) of all Domestic Accounts Receivable, Canadian Accounts Receivable and Freidola Accounts Receivable aged ninety (90) days or less and all insured and letter of credit backed foreign accounts receivable aged 90 days or less- that are free and clear of all liens, and are unconditionally owed to the Borrower without defense, offset or counterclaim;

        (b) "Acceptable Inventory" - until November 2, 1998, sixty percent (60%) of all inventory subject to a $6,000,000.00 cap on borrowings based on inventory; on November 3, 1998 and thereafter, sixty percent (60%) of all inventory subject to a $4,000,000.00 cap on borrowings based on inventory - all valued at the lower of "cost" or "market" as would be determined on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principals consistently applied;

        (c) "Canadian Accounts Receivable" - those accounts receivable of the Borrower owed to it by all Canadian based retailers ("Canadian Companies").

        (d) "Credit and Reimbursement Agreement" - The Credit and Reimbursement Agreement, together with all amendments thereto, executed by the Borrower in favor of the Bank in connection with that certain letter of credit (the "Letter of Credit") issued on November 13, 1996 by the Bank in favor of Mellon Bank, FSB, as Trustee, in the amount of $2,497,000.00 concerning the issuance by the Counties of Warren and Washington Industrial Development Agency of a Two Million Four Hundred Sixty Thousand and no/100 Dollars ($2,460,000.00) aggregate principal amount industrial development revenue bonds (Decora, Incorporated Project, Series 1996).

        (e) "Current Asset Collateral" - all of Borrower's now owned and hereafter acquired or arising, wherever located, inventory, accounts receivable, chattel paper, contract rights, instruments and choses in action, plus all proceeds and products thereof, if any, and all replacements, additions and accessions thereto .

        (f) "Domestic Accounts Receivable" - those accounts receivable of the Borrower owed to it by all United States based retailers ("Domestic Companies").


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        (g) "Events of Default" - Any of those events defined as an Event of
Default under this Agreement, and Loan Document or any other instrument or document between the Borrower and the Bank.

        (h) "Freidola Accounts Receivable" - those accounts receivable of the Borrower owed to it by Freidola Debr. Holzapfel GmbH & Co. KG ("Freidola"), a German company with its principal place of Business in Meinhard-Frieda, Germany.

        (i) "Loan" - The loan of up to $15,000,000.00 by the Bank to the Borrower.

        (j) "Loan Documents" - The Note (as defined herein), this Agreement, the Instruments of Collateral Security (as defined herein) and any other document or agreement now or hereafter executed by the Borrower in favor of the Bank in connection with the Loan.

        (k) "Other Accounts Receivable" - those accounts receivable of the Borrower owed to it by entities other than Domestic Companies, Freidola and Canadian Companies.

        (l) "Parent Notes" - High yield senior notes totaling $110,000,000.00 issued by Decora Industries, Inc. to finance the acquisition of Rubbermaid Decorative Products Group and to refinance certain other indebtedness of its subsidiaries.


II. Amount and Terms of Loan.

        (a) The Bank, will from time to time, up to and including April 30, 2001 (herein called the "Maturity Date"), make revolving loans to the Borrower in such amount or amounts as the Bank may determine in the exercise of its commercially reasonable discretion exercised in good faith, up to the lesser of
(1) the sum of Acceptable Accounts Receivable and Acceptable Inventory or (2) Fifteen Million Dollars ($15,000,000.00) outstanding in the aggregate at any one time. Borrower may borrow, repay and reborrow revolving loans under this Agreement, subject to the limitation on the aggregate principal amount of outstanding borrowings set forth in the preceding sentence and the limitations set forth in subparagraph (b) below. On or before the first and second anniversary of this Agreement and assuming no Event of Default exists, no event that but for the passage of time would constitute an Event of Default exists, no material changes in Bank policy with respect to similar loans have occurred, and that there is no adverse change in Borrower's financial condition, the Bank will consider extending the Maturity Date for an additional year, on terms and conditions acceptable to the Bank. All borrowings shall be evidenced on the records of the Bank pursuant to Borrower's RESTATED REVOLVING PROMISSORY NOTE (herein called "Note"), executed and delivered by the Borrower to the Bank on even date herewith. Said Note shall refer on the face thereof to this Agreement, and shall be subject to all the terms and conditions hereof. Said Note shall bear interest as set forth in said Note;


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        (b) Notwithstanding the above, the Bank has no obligation, at any point in time, to make any advance under this Agreement, in the event that there has then occurred a material deterioration to the financial condition of the Borrower, in the event that the Borrower has not provided the necessary prerequisites for each advance hereunder, or in the event that Borrower is then in default, or but for the passage of time would be in default, under this or any Loan Document or other agreement or instrument concerning money or credit between the Bank and the Borrower.

        (c) On or before the fifteenth day of the month immediately succeeding the date of this agreement, and monthly thereafter, the Borrower will deliver to the Bank a written schedule and aging report (herein called the "Aging Schedule"), as of the end of the preceding month, clearly indicating the names and addresses of each account debtor having an account payable to the Borrower, indicating the amount due and the age of the account receivable in terms of less than thirty (30), sixty (60), ninety (90) and more than ninety (90) day intervals from the time of the billings, plus said "aging schedule" shall distinguish between Domestic Accounts Receivable, Canadian Accounts Receivable, Freidola Accounts Receivable and Other Accounts Receivable; plus such other information as the Bank may reasonably request from time to time. Borrower will hold at its principal place of business and relative to accounts receivable then subject to Bank's security interest (1) duplicate invoices (the originals of which will have been previously mailed to the respective accounts debtors), which shall set forth with respect to each account receivable full details of the sale and shipment and/or services rendered and (2) copies of shipping documents and evidence of delivery, if any. Such invoices, documents and evidence will be held by the Borrower available for inspection by the Bank for a period of at least two (2) years from the date of the creation of the accounts receivable to which they are applicable or for such other period as may be required by the Bank in writing, segregated from other books and records of the Borrower, and stamped or marked in a manner satisfactory to the Bank, clearly indicating the security interest of the Bank and the relative accounts receivable. In addition, Borrower will also forward to the Bank on or before the fifteenth (15th) day of each month, a list (herein called the "Inventory Schedule") to include its cost of all inventory (to include raw materials, work in process and finished goods), as at the end of the preceding month. In addition, Borrower will also forward to the Bank on or before the fifteenth
(15th) day of each month, an aging schedule of all payables;

        (d) Advances by the Bank to the Borrower shall be at the commercially reasonable discretion of the Bank exercised in good faith, by means of a loan formula certificate (in the form of EXHIBIT A attached hereto) based upon the Aging Schedule of Accounts Receivable and the Inventory Schedule, referred to in the above subparagraph; except that the total loans outstanding at any one time in connection with this Agreement shall not exceed "Acceptable Accounts Receivable" and "Acceptable Inventory";

        (e) Simultaneously herewith, the Borrower agrees to open and maintain a separate account with the Bank, said account to be designated as a Cash Collateral Account. Borrower

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agrees to also enter into simultaneously herewith, a lock box arrangement with the Bank concerning its accounts receivable. Audits will be done three times a year at the Bank's option and at Borrower's expense either by (1) an independent certified public accountant acceptable to the Bank, or (2) by the Bank's internal staff. In addition, all proceeds and cash sales of inventory, work in process, raw materials, finished goods and services rendered, if any, and of collections on accounts receivable shall, if received by the Borrower, be immediately deposited in the form received except for its endorsements when necessary, in the Cash Collateral Account. Until so deposited, all such proceeds shall be held in trust by the Borrower for and as the property of the Bank and shall not be co-mingled with any other funds or property of the Borrower. All instruments so received shall be deposited in the Cash Collateral Account subject to final payment. Provided the Borrower is not in default under any of the terms and conditions of this Agreement, the Loan Documents, or any other loan by Bank to Borrower, plus any amendments, modifications, extensions or renewals of any of the foregoing, the Bank shall within a reasonable period of time apply the amounts deposited in the Cash Collateral Account as payment on the Note. In the event of default, application of the deposits held in the Cash Collateral Account shall be subject to the discretion of the Bank, and deposits in said Cash Collateral Account shall be security for all financial obligations of the Borrower to the Bank (hereinafter called "Financial Obligation(s) of Borrower") arising under the Note, this Agreement, the Loan Documents, or any other loan or agreement between the Bank to the Borrower, plus any amendments, modifications, extensions or renewals of any of the foregoing or any present or future indebtedness arising therefrom and shall not constitute payment on any Financial Obligation of Borrower until applied, in the Bank's discretion, against a Financial Obligation of Borrower. The Borrower shall have the liability of a general endorser with respect to all instruments deposited therein whether or not it shall have endorsed the same. Each deposit made by the Borrower in the Cash Collateral Account shall also be accompanied by a deposit slip or slips clearly indicating proceeds collected from cash sales or inventory, and the proceeds collected from accounts receivable with the same name of each account receivable and the amount collected.

        (f) As security for the payment of all indebtedness evidenced by the Note and all indebtedness now or hereafter owed by the Borrower to the Bank pursuant to the Credit and Reimbursement Agreement, plus any other loan or indebtedness owed by Borrower to Bank, the Borrower has made, executed and delivered to the Bank those instruments of collateral security (hereinafter collectively called "Instruments of Collateral Security") listed below:

               (1) The Borrower has made, executed and delivered to the Bank a $2,497,000.00 real property Mortgage dated the date hereof, on all real property owned by the Borrower situated at 1 Mill Street, Fort Edward, New York (hereinafter the "Premises"); and

               (2) The Borrower has made, executed and delivered to the Bank a Mortgage Modification Agreement (herein called "Mortgage Modification Agreement") dated the

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        date hereof, modifying a Mortgage on the Premises in the face amount of
        $4,000,000.00 dated May 18, 1990, and recorded in the Office of the Clerk of the County of Washington, New York, on the 23rd day of April, 1990, in Book 601 of Mortgages at Page 291, as modified by Mortgage Modification Agreement by and between the Borrower and the Bank dated July 19, 1994 and recorded in the Office of the Clerk of the County of Washington, New York on the 25th day of July, 1994 in Book 846 of Mortgages at Page 199 and as further modified by Mortgage Modification Agreement by and between the Borrower and the Bank dated the 27th day of March, 1997 and recorded in the Office of the Clerk of the County of Washington, New York on the 28th day of March, 1997 in Book 995 of Mortgages at Page 213; said Mortgage Modification Agreement secures the Note to the extent of $2,999,000.00; and

               (3) The Borrower has made, executed and delivered to the Bank, a Restated Security Agreement dated the date hereof which hereby continues Bank's first priority security interest in the Current Asset Collateral granted to the Bank by the Secured Revolving Line of Credit Agreement and grants Bank a current security interest in said Current Asset Collateral.

        (g) Bank hereby releases any security interest it may have in all of Borrower's now owned and hereafter acquired and arising, wherever located: machinery, equipment, furniture and fixtures that can be removed without significant damage to either the realty or the article being removed, or both and the Bank's lien will remain on those fixtures which are so annexed to the realty that they cannot be removed without significant damage to either the realty or the article being removed, or both. Bank further releases its security interest in General Intangibles and Patents, Copyrights and Trademarks (as defined in the Secured Revolving Line of Credit Agreement). Bank further releases (i) Decora Industries, Inc. (hereinafter "Decora") from any liabilities or obligations arising from a Guaranty dated March 27, 1997 executed by Decora in favor of the Bank guaranteeing all indebtedness owed by the Borrower to the Bank together with all other guarantees executed by Decora dated on or before the date hereof guaranteeing the indebtedness owed by the Borrower to the Bank and (ii) any security interest in, lien on, or pledge of any capital stock of Borrower previously granted by Decora Industries, Inc. to secure said guarantees or any other indebtedness previously owing by Decora Industries, Inc. to Bank. It is the intent of the parties that only those liens and security interests created, continued and/or maintained by the Loan Documents, the Credit and Reimbursement Agreement or any other document or agreement executed by Borrower in favor of Bank in connection with the Loan or Letter of Credit be maintained and the Bank agrees to release any other collateral at the request of Borrower and in connection therewith, executes such agreements, documents and instruments as requested by Borrower.

        (h) In consideration for the foregoing, the Borrower does hereby agree to pay to the Bank a commitment fee of Forty-five Thousand Dollars ($45,000.00), which shall be delivered to Bank at closing in immediately available funds. In addition, the Borrower agrees to pay to

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the Bank a one-quarter of one percent (.25 of 1.00%) per annum facility fee on the unused portion of this revolving credit (the unused portion being the difference between the average amount of principal disbursed under the Note during the quarter and Fifteen Million Dollars $15,000,000.00), which facility fee will be payable quarterly in arrears beginning June 30, 1998;


III. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

        (a) That Borrower is duly incorporated, validly existing and is in good standing under the laws of the State of Delaware. That Borrower is qualified as a foreign corporation and will remain in good standing in all other jurisdictions, if any, where its activities make such qualifications necessary. That the Borrower is duly authorized to do business in the State of New York as DECORA MANUFACTURING and is duly authorized under all applicable provisions of law to carry on its business as now conducted.

        (b) That the Borrower is duly authorized under its Certificate of Incorporation and its By-Laws to enter into and perform this Agreement. Entering into and performing this Agreement will not result in a breach or violation of or a default under any applicable law, agreement or instrument to which Borrower is subject or a party and will not result in the creation of any security interest, lien, charge, or encumbrance upon any of its assets under any such agreement or instrument. This Agreement, the Note and all Loan Documents are, or upon the execution and delivery thereof will be, valid and enforceable obligations of the Borrower in accordance with their terms.

        (c) The Borrower's entire authorized capital stock consists of twenty million (20,000,000) shares of common stock, par value $0.01 per share of which one thousand (1,000) shares are issued and outstanding. All such issued shares have been validly issued and are fully paid and non-assessable. There are no outstanding rights and options to any person, firm or corporation to purchase or otherwise acquire any of the Borrower's capital stock, except that Decora Industries, Inc. may pledge its capital stock of Borrower to the holders of the Parent Notes (or the trustee for such holders) as collateral for said Parent Notes.

        (d) The Borrower warrants that all financial statements heretofore given by the Borrower to the Bank, and upon which the Bank relies in making this Loan, were all prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and are true, correct and complete in all material respects and represent the financial condition of the Borrower as of the dates of said balance sheets and the results of operations of the Borrower for the period covered by said statements of profit and loss and surplus, if any. There has been no material adverse change in the financial condition or the assets of the Borrower since the last dated balance sheet delivered to the Bank.

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        (e) The Borrower has good marketable title to all assets reflected in the last dated balance sheet referred to above, except assets sold or disposed of in the ordinary course of business since the date of said balance sheet. None of said assets are subject to any mortgages, security interests, liens, charges, pledges, or encumbrances not referred to in said balance sheets, except liens, if any, in respect to current taxes, liens granted to the Bank pursuant to the Loan Documents, liens granted to the Washington County Local Development Corporation to secure a loan in the original principal amount of $375,000.00, liens granted to Borrower's affiliate, Konrad Hornschuch A.G. ("Hornschuch") in connection with certain intercompany loans in the approximate amount of $10,000,000.00 from Hornschuch to Borrower and the pledge of Borrower's capital stock to secure the Parent Notes.

        (f) The Borrower possesses all necessary patents, trademarks, trade names, copyrights and licenses to carry on its business as now conducted without known conflict with the valid patents, trademarks, trade names, copyrights and licenses of others and shall not pledge or in anyway encumber said patents, trademarks, tradenames, copyrights or licenses without the Bank's prior written consent.

        (g) Except as set forth on Rider A hereto, no litigation in any court or proceedings before any commission or other administrative authority is pending or threatened against the Borrower.

        (h) The Borrower has filed all tax and similar returns and has paid or provided for the payment of all taxes and assessments due. The Borrower has no knowledge of any claims for taxes which might become a lien upon its assets.

        (i) There are no judgments or tax liens against the Borrower.

        (j) The Borrower is not an insurer, endorser, or guarantor of any indebtedness or obligation of another, except that the Borrower is a guarantor of the Parent Notes.


IV. Affirmative Covenants and Agreements of the Borrower. The Borrower covenants and agrees that until the Note and interest thereon shall have been paid in full:

        (a) The Borrower will apply the proceeds of the Loan provided for in this Agreement to acquire Rubbermaid's Decorative Products Division, to refinance existing senior and subordinated debt, to pay transaction fees and to finance ongoing working capital and capital expenditures.

        (b) The Borrower will promptly pay or discharge all taxes, assessments, charges, or levies imposed upon it or upon any of its property (unless any such taxes, assessments, charges

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or levies are contested by the Borrower in good faith) and all lawful claims for labor, material or supplies which, if unpaid, might become a lien or charge upon any such property.

        (c) The Borrower will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises.

        (d) The Borrower will maintain the following financial covenant, the calculation of same to be based on GAAP:

               The Borrower will at all times maintain a Minimum Fixed Charge Coverage Covenant of 1.10 to 1.00. The covenant shall be measured quarterly on a rolling four (4) quarters basis with the first test to occur on March 31, 1999. The covenant is defined as follows:

               EBITDA + non-cash restructuring expenses + cash from intercompany loans and/or advances divided by interest expense + Current Maturities of Long Term Debt (prior four quarters) + Cash Taxes + Tangible and Intangible CAPEX (net of financed CAPEX) + Dividends/Distributions + Repayment of Intercompany loans or advances.

        (e) The Borrower will carry insurance as required in the Loan Documents. It will carry insurance with responsible insurance companies for which the Bank will be named as an insured against such other risks of whatever kind and in such amounts as the Bank may from time to time reasonably request in writing for its protection. The Borrower will deliver to the Bank the insurance policies provided for above and will reimburse the Bank for any premiums paid for insurance by the Bank on the failure of it to carry such insurance or deliver and assign such policies. In addition to the foregoing, the Borrower will carry such other types and amounts of insurance as are usually carried by corporations engaged in the same or similar businesses similarly situated.

        (f) The Borrower will maintain its properties in good repair and condition and will make all needed renewals and replacements so that its business may be properly and advantageously conducted at all times. Borrower will comply with all statutes, ordinances, rules, regulations and orders of any federal, state, municipal authority or official having jurisdiction over its property; provided that it may contest in good faith any statutes, ordinances, rules, regulations and orders of such bodies or officials in any reasonable manner which will not, in the Bank's opinion, adversely affect its rights under this Agreement. As to any real property owned or occupied by the Borrower, the Borrower will cure any violation of any governmental requirements respecting the property, if within Borrower's power to do so, including without limitation, any laws, rules or regulations governing hazardous waste removal and clean-up or arising from an intentional or unintentional act or omission of the Borrower or any previous owner and/or operator of the real property, within twenty (20) days after receipt of written notice

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and demand from the Bank. The expenses of any environmental testing and clean-up, or fees for environmental auditors or engineers, shall be chargeable to the Borrower and shall be secured by any and all Instruments of Collateral Security. The Borrower agrees to indemnify and hold Bank harmless against any loss or liability, cost or expense (including, without limitation, reasonable attorney's fees and disbursements) which Bank may sustain as a result of or on account of any lien imposed upon any Instrument of Collateral Security by any federal, state or local authority charged with the enforcement of environmental protection laws and regulations or by reason of Borrower's failure, or the failure of any of Borrower's predecessors in title, or the failure of any of Borrower's (sub)tenants, to perform any of its obligations pursuant to any federal, state or local environmental protection laws and regulations. The provisions of this paragraph shall survive any transfer of any asset included in any Instrument of Collateral Security, including a transfer after a foreclosure of real property subject to a mortgage, and delivery of the deed affecting such transfer.

        (g) The Borrower will at all times keep proper books of record and account in accordance with GAAP and the Borrower will furnish to the Bank:

               (1) With reasonable promptness upon the written request of the Bank, such information regarding the business affairs and financial condition of the Borrower as the Bank may reasonably request.

               (2) Simultaneously at the time they are so furnished, a copy of all statements and reports furnished to stockholders of the Borrower.

               (3) Within ninety-five (95) days of the end of its fiscal year, annual certified public accountant audited, consolidated statements for Decora Industries, Inc. (which must include a consolidating statement schedule), all prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, along with copies of the Borrower's 10-K report;

               (4) Within ninety-five (95) days of the end of its fiscal year, annual certified public accountant audited statements for Borrower, all prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied;

               (5) Within ninety-five (95) days of the end of its fiscal year, internally prepared annual budgets for the Borrower;

               (6) Field audits 3 times per year of the Borrower conducted, at the Bank's option, by an independent certified public accountant or the Bank's internal bank personnel, at Borrower's expense.

               (7) Within thirty (30) days of each calendar month end, internally prepared financial statements for the Borrower for the preceding month, in form acceptable to the Bank, all prepared in accordance with GAAP;

               (8) Within sixty (60) days of the end of each fiscal quarter, 10Q reports for Decora Industries, Inc.;

               (9) Within thirty (30) days of the end of each month, account receivable aging reports concerning the Borrower in form acceptable to the Bank;

               (10) Within sixty (60) days after the end of each fiscal quarter, a compliance letter acknowledged by the Chief Financial Officers of both the Borrower and Decora Industries, Inc. concerning the financial covenant referenced in subparagraph (d) of this paragraph IV; and

               (11) A loan formula certificate in the form of EXHIBIT A attached hereto and made a part hereof at the time the Borrower requests each advance under the Loan, but no less frequently than weekly.


        (h) The Borrower will furnish to the Bank promptly after their effectiveness, copies of all amendments or other documents modifying the Certificate of Incorporation of the Borrower, certified by the Secretary for the states that it is incorporated in and authorized to do business in, and copies of all amendments to the By-Laws of the Borrower certified by its Secretary.

        (i) The Borrower will permit the Bank, by its officers and agents, to have access to and examine at all reasonable times the properties, minute books and other corporate records, and books of account and financial records of the Borrower.

        (j) The Borrower will promptly notify the Bank upon the occurrence of any event of default, as provided in this Agreement, of which the Borrower has knowledge.

        (k) The Borrower agrees to reimburse the Bank for any and all out-of-pocket expenses incurred by the Bank in connection with the making of this Agreement, the Note and any Loan Document, or in connection with the enforcement thereof (irrespective of whether litigation is actually commenced), including, if applicable, reasonable counsel fees, searches for prior liens, recording and filing fees, and if applicable, mortgage taxes, title insurance premiums, and the cost of surveying the property covered by any Mortgage given as an Instrument of Collateral Security. Counsel fees to McNamee, Lochner, Titus & Williams, P.C. in connection with their representation of the Bank concerning this Agreement, the Note and all Loan Documents prepared and delivered in connection therewith, plus the documentation in connection with the any modification of the Credit and Reimbursement Agreement, shall be paid in full by the Borrower prior to or simultaneously with the disbursement of any Loan proceeds hereunder.

        (l) Borrower shall comply in all material respects with the applicable provisions of ERISA and furnish to the Bank (i) as soon as possible, and in any event within ten (10) days after any officer of the Borrower knows or has reason to know that any Reportable Event (as defined in ERISA) with respect to any Plan has occurred, a statement of the appropriate officer of the Borrower setting forth details as to such Reportable Event, if any, given to the Pension Benefit Guaranty Corporation (hereinafter called "PBGC") and (ii) promptly after receipt thereof, a copy of any notice that the Borrower may receive from the PBGC relating to the intention of the PBGC to determine any Plan or to appoint a trustee to administer any Plan.

        (m) If a Change in Control (as hereinafter defined) shall occur, the Bank shall have the right, by written notice given to the Borrower not earlier than ten (10) nor later than twenty five (25) days after the first to occur of
(i) receipt by the Bank from the Borrower of written notice of the occurrence of such Change in Control or (ii) the date on which Bank, having otherwise obtained actual knowledge of such Change of Control, notifies the Borrower thereof, to demand that the Borrower prepay the Note and/or all amounts owed or to be owed pursuant to the Credit and Reimbursement Agreement. Five (5) business days after receipt by the Borrower of demand for the prepayment of the Note and/or all amounts owed or to be owed pursuant to the Credit and Reimbursement Agreement, the Borrower shall pay to the Bank all principal and accrued interest on the Note and/or on the Credit and Reimbursement Agreement. Promptly after obtaining knowledge of the occurrence of any Change of Control (or of any proposed or attempted Change of Control), the Borrower will notify the Bank thereof, specifying in reasonable detail the facts and circumstances surrounding such event. As used in this subparagraph a "Change in Control" shall be deemed to have occurred upon the occurrence of the following:

        If Nathan Hevrony and/or Timothy Burditt shall fail to be substantially involved in the management and operations of the Borrower;

provided, however, that a Change of Control shall not be deemed to have occurred if either Nathan Hevrony or Timothy Burditt shall have died or become permanently disabled and the Borrower shall replace Mr. Hevrony and/or Mr. Burditt with a person or persons acceptable to the Bank within ninety (90) days of their failure to be substantially involved in the management and operation of the Borrower.

        (n) The Borrower shall place notations upon its books of accounts receivable to disclose assignment of all receivables to the Bank and the Bank's security interest therein.

        (o) Borrower covenants that it will keep all books and records pertaining to its business and its accounts receivable at 1 Mill Street, Fort Edward, New York 12828; and that it will make available said books and said records for audit and inspection to the Bank at any reasonable time during business hours, not only as a prerequisite for each advance, but also for the purposes of audit and inspection;

        (p) Borrower agrees to maintain its primary banking relationship with the Bank;

        (q) The Borrower will forward to the Bank upon demand, but not less than monthly, a report of all returns and credits to it, in form acceptable to the Bank; and


V. Negative Covenants and Agreements of the Borrower. The Borrower covenants and agrees that until the Note and interest thereon shall have been paid in full, without the written consent of the Bank:

        (a) The Borrower will not suffer or permit any Event of Default to occur.

        (b) The Borrower will not pledge or otherwise create or suffer the imposition of any liens, security interests, charges or encumbrances upon any of its assets pledged or encumbered to secure indebtedness owed to the Bank, whether now owned or hereafter acquired, except pledges, security interests, liens, charges or encumbrances specifically provided for in this Agreement. No liens, security interests, charges or encumbrances will be permitted by the holders of the Parent Notes on any of Borrower's assets, except for the pledge of Borrower's capital stock. The Contact trademark shall not be pledged or in anyway encumbered without the prior written consent of the Bank.

        (c) The Borrower will not sell, lease, or otherwise dispose of all or any substantial part of its assets to any other person, firm or corporation.

        (d) Except as described in the Preliminary Offering Memorandum for the Parent Notes, the Borrower will not change the general character of its business or engage directly or indirectly in any other type of business.

        (e) The Borrower will not without the written permission of the Bank, violate any of the negative covenants and conditions contained in the Credit and Reimbursement Agreement.


VI. Events of Default. Upon an Event of Default the Bank may, in its discretion, accelerate the payment of all obligations owing by Borrower to Bank and demand immediate payment thereof to Bank. Any one or more of the following shall constitute an Event of Default:

        (a) Failure to pay any part of the principal or interest on the Note, the Credit and Reimbursement Agreement or any other financial obligation owed by Borrower to Bank when due and payable and continuance of such failure for ten
(10) days.

        (b) An Event of Default under any provision of the Loan
Documents or any other agreement or document from the Borrower to the Bank, or any modification, amendment, extension or renewal thereof.

        (c) Failure to observe or perform any covenant or agreement provided for in this Agreement; provided, however, that in the event Borrower shall fail to comply in a timely fashion with the financial reporting requirements of Section IV(g) hereof, Borrower shall have twenty (20) days to cure such non-compliance and provided further, that Borrower shall have thirty (30) days after receipt of notice from Bank to cure any non-compliance by Borrower with the provisions of paragraph IV(e) hereof regarding maintenance of insurance coverage.

        (d) Falsity of any material representation or material warranty of the Borrower contained in this Agreement; falsity of any material statement, certificate, report, representation, or warranty made or furnished by the Borrower or any officer thereof in connection with the making or the performance of this Agreement, the Note or any Loan Document.

        (e) Entry of final judgment for the payment of money in excess of Fifty Thousand Dollars ($50,000.00) against the Borrower and with respect to which Borrower is not insured, and failure to discharge such judgment or to have it stayed pending appeal within sixty (60) days from the entry thereof or, if such judgment shall be affirmed on appeal, failure to discharge such judgment within sixty (60) days from the entry of such affirmance.

        (f) Voluntary suspension of all or a substantial part of its businesses as a going concern by the Borrower; insolvency or dissolution of the Borrower; commencement of any proceedings under any bankruptcy or insolvency law by the Borrower; an assignment for the benefit of creditors by the Borrower; application for consent to the appointment of any receiver or trustee or custodian for the Borrower of all or any substantial portion of the property of the Borrower; or assignment to an agent authorized to liquidate any substantial part of the assets of the Borrower.

        (g) Commencement of any proceedings under any bankruptcy or insolvency law against the Borrower, which proceedings are involuntary in nature and failure to have said proceedings dismissed within sixty (60) days after the commencement thereof; or issuance of a writ, warrant, attachment or similar process against all or any substantial portion of the property of the Borrower and failure to have such writ, attachment or similar process released or bonded within sixty (60) days after its issuance.

        (h) Failure to notify the Bank of a Change in Control as required by subparagraph (m) of paragraph IV of this Agreement, or failure to prepay the Note and/or any other indebtedness owed by Borrower to Bank within ten (10) days of demand by the Bank to the Borrower pursuant to said subparagraph.

        (i) A Reportable Event shall have occurred with respect to any Plan and, within thirty (30) days after the reporting of such Reportable Event to the Bank, the Bank shall have notified the Borrower, in writing, that (i) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and as a result thereof, an event of default exists hereunder; and (ii) a trustee shall be appointed by a United States District Court to administer any Plan; or (iii) the PBGC shall institute proceedings to terminate any Plan.

        (j) Upon the occurrence and continuation of an Event of Default after the expiration of any applicable notice or cure period, by Borrower or Decora Industries, Inc. under any loan or lending agreement either corporation may have with any other lender.

VII. Power of Substitution. Upon the occurrence of an Event of Default, the Borrower hereby irrevocably appoints the Bank as its true and lawful attorney with power of substitution in its name or otherwise for the Bank's sole use and benefit, but at the Borrower's cost and expense, to exercise at any time and from time to time, all or any of the following powers with respect to all or any of the accounts:

        (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

        (b) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, documents and other negotiable and non-negotiable instruments and chattel paper taken or received by the Bank in connection therewith;

        (c) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

        (d) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof as fully and effectually as if the Bank were the absolute owner thereof;

        (e) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

        (f) after default by the Borrower in the payment or performance of any of the terms and conditions of this Agreement to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by the Bank and, after such default, to receive, open and distribute all mail addressed to the Borrower, retaining all mail relative to receivables and forwarding all other mail to the Borrower; and

        (g) to send requests for verification of receivables and to do all things necessary to carry out this Agreement provided, however, the exercise by the Bank of or failure to exercise any such authority shall in no manner affect the Borrower's liability to the Bank hereunder, or under the Note and provided further, that the Bank shall be under no obligation or duty to exercise any of the powers hereby conferred upon it and it shall be without liability for any act or failure to act, in connection with the collection if, or the preservation of any rights under any one or more of the accounts. The Bank shall not be bound to take any steps necessary to preserve rights in any instrument or chattel paper against prior parties.

        In addition, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code (whether or not the Code is in effect in the jurisdiction where rights and remedies are assured to close). Borrower shall, at the request of the Bank, assemble the collateral at such place or places as the Bank designates. In addition, the Borrower will provide access to its business premises for the Bank or its agents for the purposes of assembling and selling the collateral. The expenses of pursuing, searching for, retaking, receiving, holding, storing, safeguarding, insuring, accounting for, advertising, preparing for sale or lease, selling, leasing and the like, plus attorney's fees, fees for certified public accountants, fees for auctioneers, fees for brokers and/or appraisers, fees for security guards, fees for hazard insurance premiums, or any other costs or disbursements whatsoever incurred by or contracted for by the Bank in connection with disposition of the collateral (including any of the foregoing incurred or contracted for by the Bank in connection with any bankruptcy or insolvency proceedings involving the Borrower) --shall all be chargeable to the collateral and then to the Borrower. The Borrower shall remain liable for any deficiency resulting from a sale of the collateral and shall pay any such deficiency to the Bank forthwith on demand, and the Bank agrees to remit any surplus resulting therefrom after payment in full of all obligations hereunder and such expenses of sale.


VIII. UCC Financing Statements. The Borrower hereby authorizes the Bank, at Borrower's expense, to file any Financing Statements relating to any collateral covered by this Agreement, without the signature of the Borrower as the Bank, at its option, may deem appropriate.


IX. Waiver. No waiver by Bank of any default shall operate as a waiver of any other default or of the same default on a future occasion. Borrower hereby waives promptness by Bank in making any demand upon it and agrees that no delay by Bank in exercising any of its rights hereunder shall be deemed to constitute a waiver thereof. The powers and remedies given hereby and by the Loan Documents, shall not be exclusive of any other powers or remedies available to the Bank. No course of dealings between the Bank and the Borrower or any other individual guarantor, and no delay on the part of the Bank in exercising any rights with respect to any default shall operate as a waiver of any rights of the Bank. Bank shall have the right to proceed against all or any portion of the collateral covered or included in any Instrument of Collateral Security, in any order. All rights and remedies granted Bank hereunder shall be deemed concurrent and cumulative and not alternate remedies and Bank may proceed with any number of remedies at the same time until all loans and financial obligations of the Borrower to the Bank are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy and Bank, upon the occurrence of any event of default, may proceed against the Borrower at any time, under any one or more of the Instruments of Collateral Security, in any order and with any available remedy. No waiver by the Bank will be effective unless it is in writing and then only to the extent specifically stated. This Agreement cannot be changed or terminated orally.

X. Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties, covenants and agreements in this Agreement or any certificate or document delivered in connection with this Agreement or pursuant hereto shall survive the making of the Loan provided for herein and the delivery of the Note and the Loan Documents. Any partial invalidity of the provisions hereof shall not invalidate the remaining portions hereof.

XI. Notices and Demands. Any notices or demands required by this Agreement, the Note or any other Loan Document, shall be in writing and delivered personally or mailed to the party entitled to such notice or demand at the address set forth below opposite its name, or at such other address as either party may notify the other in writing:

               Fleet National Bank          69 State Street
                                                   Albany, New York 12201

               Decora, Incorporated         One Mill Street
                                                   Fort Edward, New York 12828

Any notice sent by the Bank by registered or certified mail shall be deemed to have been given and received within three (3) days of the date so mailed.


XII. Successors and Assigns. This Agreement, the Note and the Loan Documents are binding upon and for the benefit of the respective successors and assigns of the parties.

XIII. Pledge to Other Bank. Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.
                                       18

No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.


XIV. Assignment Rights. Bank shall have the unrestricted right at any time or from time to time, and without Borrower's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such Assignment and shall reflect the amount of the respective commitments and Loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

XV. Participation. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

XVI. Setoff. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Fleet Financial Group,

Inc., or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE Loan, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

XVII. Usury. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

XVIII. Waiver of Jury Trial. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE Loan.


XIX. Corrective Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document. Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

XX. No Further Obligation to Lend. Nothing herein contained shall obligate the Bank to make any loan or advance to the Borrower under this Agreement after May 1, 2001.

XXI. Governing Law; Jurisdiction; Certain Consents and Waivers. This Agreement and all Loan Documents shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Each action and other legal proceeding relating to the Loan Documents commenced by the Bank may be litigated in any court that is either a court of record of the State of New York or a court of the United States located in the State of New York. Each such action and other legal proceeding not commenced by the Bank shall be litigated in such a court. Borrower (a) consents in each action an other legal proceeding relating to any Loan Document commenced by the Bank to the personal jurisdiction of any court that is either a court of record of the State of New York or a court of the United States located in the State of New York, (2) waives each objection to the laying of venue of any such action or other legal proceeding, (3) waives personal service of process in each such action and other legal proceeding, and
(4) consents to the making of service of process in each such action and other legal proceeding by registered mail directed to Borrower at the last address of Borrower shown in the records relating to the Loan Documents, with such service of process to be deemed completed five days after the mailing thereof.

        IN WITNESS WHEREOF, the parties have caused this Instrument to be executed by their duly authorized officers as of the day and year first above written.

                                                   DECORA, INCORPORATED d/b/a
                                                   DECORA MANUFACTURING


                                                   By: ________________________
                                                   Name: ______________________
                                                   Title: _____________________


                                                   FLEET NATIONAL BANK


                                                   By: ________________________
                                                        James M. Marini
                                                        Vice President


STATE OF NEW YORK   )
         ) ss.:
COUNTY OF ALBANY    )

        On this 27th day of April, 1998, before me personally appeared
Timothy N. Burditt, to me known, who being by me duly sworn, did depose and say that he resides in Clifton Park, New York, that he is the Vice President, Administration Secretary of DECORA,
INCORPORATED d/b/a DECORA MANUFACTURING, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said
corporation.
                                                 ------------------------------
                                                 Notary Public


STATE OF NEW YORK   )
         ) ss.:
COUNTY OF ALBANY    )

        On this 27th day of April, 1998, before me personally appeared James M. Marini, to me known, who being by me duly sworn, did depose and say that he resides in Valatie, New York, that he is a Vice President of FLEET NATIONAL BANK, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



                                                 ------------------------------
                                                 Notary Public

                                    EXHIBIT A
                            LOAN FORMULA CERTIFICATE

                                    RIDER A
                       PENDING AND THREATENED LITIGATION